Exhibit 10.23

THE KAMINER GROUP	PUBLIC
RELATIONS
AND
COUNSELING

Date:	February 9, 2006
To:	Steve Rash
From:	David A. Kaminer
Subject:	Public/Investor Relations Counseling Agreement with Power3 Medical Group

This Public/Investor Relations Counseling Agreement confirms that The Kaminer Group (“TKG”) has been retained by Power3 Medical Products, Inc. (“Power3”) to create and implement programs designed to generate awareness, credibility, media coverage, and interest from strategic partners and investors.

This agreement covers a 12-month period commencing January 2006 through December 2006, and may be terminated by either party (after a guaranteed three-month startup period) by a one-month written notice.

Public/Investor Relations Efforts

TKG has commenced activities with Power3, including writing, editing and distributing press materials, providing counseling, taking part in senior-level meetings, and taking calls from and providing input to Power3 investors.

Other activities will include, but not be limited to:

•         Identifying and establishing on-going working relationship with target media on Power3’s;

•         Developing press materials, with input from Power3, and following through with business and trade media;

•         Professionally responding to inquires from media and investors, through phone calls and e-mail.

Fees and Expenses

TKG andPower3 have agreed to a monthly retainer fee of $3,000 in cash, billed and due the first of each month. TKG will also receive the equivalent of $2,000.00 in options per month to purchase PWRM shares, at the average daily closing market price for shares the previous month.

In addition, Power3 will be billed without markup for expenses incurred on its behalf, including telephone, press release distribution, travel, lodging, media entertainment, facsimile and copying services, postage, overnight and/or local delivery, etc. Expenses are billed at month’s end, due on receipt.

Agreed to:

/s/: David A. Kaminer	/s/: Steven B. Rash
David A. Kaminer	Steven B. Rash
The Kaminer Group	Power3 Medical Services, Inc.

108 RALPH AVENUE $ WHITE PLAINS, NY 10606-3812

(914) 684-1934 $ FAX (914) 206-4128 $ dkaminer@kamgrp.com